Exhibit 99.1

FTAC Emerald Acquisition Corp. Announces Pricing of $220,000,000 Initial Public Offering

PHILADELPHIA, PA, December 15, 2021 -- FTAC Emerald Acquisition Corp. (NASDAQ: EMLDU) (the “Company”), a blank-check company led by Betsy Z. Cohen, as Chairman of the Board, Mark Tercek, as Vice-Chairman of the Board, and Bracebridge H. Young, Jr., as President and Chief Executive Officer, formed for the purpose of acquiring or merging with one or more businesses, today announced the pricing of its initial public offering of 22,000,000 units at a price of $10.00 per unit, for gross proceeds to the Company of $220,000,000. The Company's units will be listed on the Nasdaq Global Market (NASDAQ) under the symbol "EMLDU" and will begin trading on December 16, 2021. Each unit issued in the offering consists of one share of Class A common stock of the Company and one-half of one redeemable warrant, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on NASDAQ under the symbols “EMLD” and “EMLDW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The closing of the offering is anticipated to take place on or about December 20, 2021, subject to customary closing conditions.

Goldman Sachs & Co. LLC is serving as the sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,300,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (SEC) on December 15, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 866-471-2526 or by emailing prospectus-ny@ny.email.gs.com. Copies of the registration statement can be accessed for free through the SEC's website at www.sec.gov.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that such offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Amanda Abrams

amanda@ftspac.com

(215) 701-9693